As filed with the U.S. Securities and Exchange Commission on October 18, 2017

Registration No. 333-217412

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JAKROO INC.

(Exact name of registrant as specified in its charter)

Nevada	3949	81-1565811
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5906 Stoneridge Mall Road

Pleasanton, CA 94588

800-485-7067

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Weidong (Wayne) Du

Chief Executive Officer

5906 Stoneridge Mall Road

Pleasanton, CA 94588

800-485-7067

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of Americas, 11th Floor

New York, NY 10105

Tel: 212-370-1300

Fax: 212-370-7889

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
common stock, par value $0.001 per share, offered by certain selling stockholders	1,708,650 shares	(3)	$0.22	(2)	381,599	$45.00

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), also registered hereby are such additional and indeterminable number of shares of common stock of the registrant as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)	Estimated pursuant to Rule 457 under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the purchase price of the registrant’s common stock sold in a private placement which closed on January 24, 2017. Currently, there is no trading market for the registrant’s common stock.

(3)	The 1,708,650 shares of common stock are being registered for resale (the “Registered Shares”) by certain selling stockholders named in this registration statement. The Registered Shares were issued by the registrant (i) in connection with the sale of 1,466,880 shares of common stock to London Financial Group Ltd. at an offering price of $0.1636 per share; and (ii) in connection with a private placement of 241,770 shares of our common stock at an offering price of $0.22 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file an updated Exhibit 23.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$45
Legal fees and expenses	$155,000
Accounting fees and expenses	$78,000
TOTAL	$233,045

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

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Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions of the Company

The Company’s articles of incorporation (the “Articles of Incorporation”) provide that the Company shall provide indemnification to its directors and officers to the maximum extent permitted by law. The Company shall pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the Company. The Company is permitted by the Articles of Incorporation to purchase and maintain insurance in connection with its indemnification obligations. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Founder Share Subscription

On April 22, 2016, the Company entered into a subscription agreement (the “CAL Subscription Agreement”) with Custom Apparel Limited, a Company incorporated under the laws of the British Virgin Islands (“CAL”), which is owned by three of our founders, Ms. Wen Li and Messrs. Guichun Liu and Hao Wang. Pursuant to the CAL Subscription Agreement, the Company issued and sold to Custom Apparel Limited an aggregate of 3,201,000 shares (the “CAL Shares”) of common stock at a purchase price of $0.00033 per share for total cash proceeds of $1,067. The CAL Shares were offered and sold in reliance upon Regulation D of the Securities Act and are exempt from the registration requirements of the Securities Act.

On April 25, 2016, the Company entered into a subscription agreement (the “Kustellar Subscription Agreement”) with Kustellar LLC, a limited liability company formed under the laws of the State of California (“Kustellar”), which is jointly owned by two of our founders, Mr. Du and Ms. Tan. Pursuant to the Kustellar Subscription Agreement, the Company issued and sold to Kustellar LLC an aggregate of 25,899,000 shares (the “Kustellar Shares”) of common stock at a purchase price of $0.00033 per share for total cash proceeds of $8,633. The Kustellar Shares were offered and sold in reliance upon Regulation D of the Securities Act and are exempt from the registration requirements of the Securities Act.

Investor Subscription

On May 30, 2016, the Company entered into a share purchase agreement (the “LFG Share Purchase Agreement”), amended by a supplemental agreement dated November 18, 2016, by and between the Company, CAL, Kustellar, the shareholders of CAL and Kustellar and London Financial Group Ltd., a company incorporated under the laws of the British Virgin Islands (“LFG”). Pursuant to the LFG Share Purchase Agreement, the Company issued and sold to LFG an aggregate of 1,466,880 shares (the “LFG Shares”) of common stock at a purchase price of $0.1636 per share for total cash proceeds of $240,000. The LFG Shares were offered and sold in reliance upon Regulation D of the Securities Act and are exempt from the registration requirements of the Securities Act.

2017 Private Placement

On January 24, 2017, we closed on a series of private placement transactions pursuant to which we sold an aggregate of 241,770 shares of our common stock to 59 investors at a purchase price of $0.22 per share, in reliance on Regulation D and Regulation S of the Securities Act. Such sales are exempt from the registration requirements of the Securities Act. No underwriters were used and no brokerage commissions were paid in connection with the above share issuances. No advertising or public solicitation was involved in the offering. The securities bear a restrictive legend.

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INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation of the Company*
3.2	Bylaws of the Company *
3.3	Certificate of Amendment to Articles of Incorporation *
5.1	Opinion of Ellenoff Grossman & Schole LLP *
5.2	Opinion of B&D Law Firm *
10.1	Business Operation Agreement, dated December 15, 2016, by and among Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited and Shareholders of Rider Sportsfashion Limited*
10.2	Equity Pledge Agreement, dated December 15, 2016, by and among Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited and Shareholders of Rider Sportsfashion Limited*
10.3	Exclusive Call Option Agreement, dated December 15, 2016, by and among Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited and Shareholders of Rider Sportsfashion Limited*
10.4	Exclusive Technical Consulting and Service Agreement, dated December 15, 2016, by and between Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited*
10.5	Form of Power of Attorney*
10.6	Form of Custom Processing Framework Agreement*
10.7	Form of OEM Cooperation Agreement*
10.8	Tmall Sales Authorization Agreement, dated January 22, 2016, by and between First Branch of Rider Sportsfashion Limited and Hangzhou Fengxue Outdoor Products Co., Ltd. *
10.9	Agency Agreement, dated April 22, 2016, by and between Rider Sportsfashion Limited and Wuchang Longqi Bicycle Operation Department.*
10.10	Sales Contract, dated October 17, 2014, by and between Rider Sportsfashion Limited and Beijing Fortuna Digital Graphics Co., Ltd.*
10. 11	Lease Agreement, dated February 25, 2014, by and between Hongzhang Zhao and Rider Sportsfashion Limited.*
10.12	Lease Agreement, dated October 18, 2016, by and between Sonxiang Zhou and Rider Sportsfashion Limited.*
10.13	Jakroo Inc. 2016 Equity Incentive Plan.*
10.14	Subscription Agreement, dated April 25, 2016, by and between the Company and Kustellar LLC. *
10.15	Subscription Agreement, dated April 22, 2016, by and between the Company and Custom Apparel Limited.*
10.16	Share Purchase Agreement, dated May 30, 2016, by and among Jakroo Inc., Kurstellar LLC, Custom Apparel Limited, Rider Sportsfashion Limited, the founders of Rider Sportsfashion Limited and London Financial Group Ltd.*
10.17	Supplemental Agreement, dated November 18, 2016, by and among Jakroo Inc., Kurstellar LLC, Custom Apparel Limited, Rider Sportsfashion Limited, the founders of Rider Sportsfashion Limited and London Financial Group Ltd.*
10.18	Form of Subscription Agreement in connection with the January 2017 Regulation D offering.*
10.19	Form of Subscription Agreement in connection with January 2017 Regulation S offering.*
21.1	Subsidiaries of the Registrant *
23.1	Consent of Paritz & Company, P.A. **
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)*

* Previously filed.

** Filed herein.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	For the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

7.	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, California on this 18th day of October, 2017.

Jakroo Inc.

By:	/s/ Weidong (Wayne) Du
Name:	Weidong (Wayne) Du
Title:	Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Weidong (Wayne) Du	Chief Executive Office, Director	October 18, 2017
Weidong (Wayne) Du

/s/ Wei Tan	Chief Financial Officer, Director	October 18, 2017
Wei Tan

/s/ Derek Wiseman	Director	October 18, 2017
Derek Wiseman

/s/ Steven Schuster	Director	October 18, 2017
Steven Schuster

/s/ Merry Tang	Director	October 18, 2017
Merry Tang

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INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation of the Company*
3.2	Bylaws of the Company *
3.3	Certificate of Amendment to Articles of Incorporation *
5.1	Opinion of Ellenoff Grossman & Schole LLP *
5.2	Opinion of B&D Law Firm *
10.1	Business Operation Agreement, dated December 15, 2016, by and among Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited and Shareholders of Rider Sportsfashion Limited*
10.2	Equity Pledge Agreement, dated December 15, 2016, by and among Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited and Shareholders of Rider Sportsfashion Limited*
10.3	Exclusive Call Option Agreement, dated December 15, 2016, by and among Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited and Shareholders of Rider Sportsfashion Limited*
10.4	Exclusive Technical Consulting and Service Agreement, dated December 15, 2016, by and between Jakroo (Beijing) Sports Consulting Co., Ltd., Rider Sportsfashion Limited*
10.5	Form of Power of Attorney*
10.6	Form of Custom Processing Framework Agreement*
10.7	Form of OEM Cooperation Agreement*
10.8	Tmall Sales Authorization Agreement, dated January 22, 2016, by and between First Branch of Rider Sportsfashion Limited and Hangzhou Fengxue Outdoor Products Co., Ltd. *
10.9	Agency Agreement, dated April 22, 2016, by and between Rider Sportsfashion Limited and Wuchang Longqi Bicycle Operation Department.*
10.10	Sales Contract, dated October 17, 2014, by and between Rider Sportsfashion Limited and Beijing Fortuna Digital Graphics Co., Ltd.*
10. 11	Lease Agreement, dated February 25, 2014, by and between Hongzhang Zhao and Rider Sportsfashion Limited.*
10.12	Lease Agreement, dated October 18, 2016, by and between Sonxiang Zhou and Rider Sportsfashion Limited.*
10.13	Jakroo Inc. 2016 Equity Incentive Plan.*
10.14	Subscription Agreement, dated April 25, 2016, by and between the Company and Kustellar LLC. *
10.15	Subscription Agreement, dated April 22, 2016, by and between the Company and Custom Apparel Limited.*
10.16	Share Purchase Agreement, dated May 30, 2016, by and among Jakroo Inc., Kurstellar LLC, Custom Apparel Limited, Rider Sportsfashion Limited, the founders of Rider Sportsfashion Limited and London Financial Group Ltd.*
10.17	Supplemental Agreement, dated November 18, 2016, by and among Jakroo Inc., Kurstellar LLC, Custom Apparel Limited, Rider Sportsfashion Limited, the founders of Rider Sportsfashion Limited and London Financial Group Ltd.*
10.18	Form of Subscription Agreement in connection with the January 2017 Regulation D offering.*
10.19	Form of Subscription Agreement in connection with January 2017 Regulation S offering.*
21.1	Subsidiaries of the Registrant *
23.1	Consent of Paritz & Company, P.A. **
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)*

* Previously filed.

** Filed herein.

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